EXHIBIT 23.2

                               CONSENT OF KPMG LLP

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The Board of Directors
FloridaFirst Bancorp


         We consent to incorporation by reference in the registration statement on Form S-8 of FloridaFirst Bancorp and subsidiary of our report dated October 28, 1999, relating to the consolidated statements of financial condition of FloridaFirst Bancorp and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of FloridaFirst Bancorp.





/s/KPMG LLP

Tampa, Florida
January 21, 2000